Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180771

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated January 28, 2013 PRICING SUPPLEMENT No. WF-1 dated January , 2013 (To Prospectus Supplement dated September 25, 2012 and Prospectus dated May 4, 2012)

Canadian Imperial Bank of Commerce Senior Global Medium-Term Notes (Structured Notes) Equity Linked Securities
Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

■  Linked to the S&P 500® Index

■   Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at   maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less   than the original offering price of the securities, depending on the performance of the Index from its starting   level to its ending level. The payment at maturity will reflect the following terms:

■    If the level of the Index increases, you will receive the original offering price plus 200% participation in the   upside performance of the Index, subject to a maximum total return at maturity of 11.50% to 12.50% (to   be determined on the pricing date) of the original offering price

■   If the level of the Index decreases but the decrease is not more than 10%, you will be repaid the original   offering price

■    If the level of the Index decreases by more than 10%, you will receive less than the original offering price   and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%

■   Investors may lose up to 90% of the original offering price

■  All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce

■  No periodic interest payments or dividends

■   No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-8.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Underwriting Discount and Commission(1)	Proceeds to Canadian Imperial Bank of Commerce
Per Security	$1,000	$2.50	$997.50
Total

(1)

Wells Fargo Securities, LLC will receive an underwriting discount and commission of $2.50 for each security sold in this offering. From this underwriting discount and commission, Wells Fargo Securities, LLC will pay selected dealers a selling concession of $2.50 for each security they sell. In addition to the underwriting discount and commissions, the original offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC. If the securities were priced today, the underwriting discount and commissions and structuring and development costs would total approximately $5.00 per security. The actual underwriting discount and commissions and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commissions and structuring and development costs together exceed $10.00 per security. See “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the securities. Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Investment Description

The Securities Linked to the S&P 500® Index due August     , 2014 (the “securities”) are senior unsecured debt securities of Canadian Imperial Bank of Commerce that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the S&P 500® Index (the “Index”) from its starting level on the pricing date to its ending level on the calculation date. The securities provide:

(i)

the possibility of a leveraged return at maturity if the level of the Index increases from its starting level to its ending level, provided that the total return at maturity of the securities will not exceed the maximum total return of 11.50% to 12.50% of the original offering price (as determined on the pricing date);

(ii)	repayment of principal if, and only if, the ending level of the Index is not less than the starting level by more than 10%; and

(iii)	exposure to decreases in the level of the Index if and to the extent the ending level is less than the starting level by more than 10%.

If the ending level is less than the starting level by more than 10%, you will receive at maturity less, and up to 90% less, than the original offering price of your securities. All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce.

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

You should read this pricing supplement together with the prospectus dated May 4, 2012 and the prospectus supplement dated September 25, 2012, relating to our Senior Global Medium-Term Notes (Structured Notes), of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated September 25, 2012 and Prospectus dated May 4, 2012 filed with the SEC on September 25, 2012:

http://www.sec.gov/Archives/edgar/data/1045520/000119312512403610/d414657d424b3.htm

S&P® is a registered trademark of Standard and Poor’s Financial Services LLC (“S&P Financial”) and has been licensed for use by S&P Dow Jones Indices LLC (“S&P”). “Standard & Poor’s®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of S&P Financial and have been licensed for use by S&P and sublicensed for certain purposes by us. The S&P 500 Index is a product of S&P and has been licensed for use by us. The securities are not sponsored, endorsed, sold or promoted by S&P, S&P Financial or their respective affiliates, and neither S&P, S&P Financial or their respective affiliates make any representation regarding the advisability of investing in the securities.

PRS-2

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Investor Considerations

We have designed the securities for investors who:

¡

seek 200% leveraged exposure to the upside performance of the Index if the ending level is greater than the starting level, subject to the maximum total return at maturity of 11.50% to 12.50% (to be determined on the pricing date) of the original offering price;

¡	desire to moderate downside exposure to the Index through the 10% buffer;

¡	understand that if the ending level is less than the starting level by more than 10%, they will receive at maturity less, and up to 90% less, than the original offering price per security;

¡	are willing to forgo interest payments on the securities and dividends on securities included in the Index; and

¡	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡	are unwilling to accept the risk that the ending level of the Index may decrease by more than 10% from the starting level;

¡	seek uncapped exposure to the upside performance of the Index;

¡	seek full return at maturity of the original offering price of the securities;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the United States equity market;

¡	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

¡	are unwilling to accept the credit risk of Canadian Imperial Bank of Commerce to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Terms of the Securities

Market Measure:	S&P 500 Index

Pricing Date:	January —, 2013 (expected to price on or about January 28, 2013)

Issue Date:	February —, 2013 (five business days after the pricing date)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Redemption Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the redemption amount. The “redemption amount” per security will equal:

•   if the ending level is greater than the starting level: the lesser of:

(i)     $1,000 plus:

(ii)    the capped value;

•   if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

•   if the ending level is less than the threshold level: $1,000 minus:

If the ending level is less than the threshold level, you will receive at stated maturity less, and up to 90% less, than the original offering price of your securities.

Stated Maturity Date:

August —, 2014 (expected to be August 4, 2014). If a market disruption event occurs and is continuing on the calculation date, the stated maturity date will be postponed until the later of (i) August •, 2014 (expected to be August 4, 2014) and (ii) three business days after the ending level is determined. See “Additional Terms of the Securities—Market Disruption Events.” The securities are not subject to redemption at the option of Canadian Imperial Bank of Commerce or repayment at the option of any holder of the securities prior to the stated maturity date.

Starting Level:

                , the closing level of the Index on the pricing date. The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the Index sponsor on such trading day.

Ending Level:	The “ending level” will be the closing level of the Index on the calculation date.

Capped Value:

The “capped value” will be determined on the pricing date and will be within the range of 111.50% to 112.50% of the original offering price per security ($1,115 to $1,125 per security). As a result of the capped value, the maximum total return at maturity of the securities will be 11.50% to 12.50% of the original offering price.

Threshold Level:	, which is equal to 90% of the starting level.

Participation Rate:	200%

PRS-4

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Terms of the Securities (Continued)

Calculation Date:

July —, 2014 (expected to be July 28, 2014) or, if such day is not a trading day, the next succeeding trading day. The calculation date is subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.” A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related exchange is scheduled to be open for trading for its regular trading session. The “relevant exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent. The “related exchange” for the Index means each exchange or quotation system as determined by the calculation agent where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Calculation Agent:	CIBC World Markets Inc.

No Listing:	The securities will not be listed on any securities exchange or quoted on any automated quotation system.

Clearance and Settlement:	The Depository Trust Company (“DTC”)

Material Tax Consequences:

By purchasing the securities, each holder agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes. Assuming this treatment is respected, gain or loss recognized on the securities should be treated as long-term capital gain or loss if the holder has held the securities for more than a year. However, if the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Agent:

Wells Fargo Securities, LLC (“Wells Fargo Securities”). The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession of $2.50 per security.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	13605WAA9

PRS-5

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the redemption amount) calculated as follows:

PRS-6

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Hypothetical Payout Profile

The following profile is based on a hypothetical capped value of 112% or $1,120 per security (the midpoint of the specified range for the capped value), a participation rate of 200% and a threshold level equal to 90% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual capped value and whether you hold your securities to maturity.

PRS-7

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Risk Factors

Your investment in the securities will involve risks not associated with an investment in conventional debt securities or in the Index. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If The Ending Level Is Less Than The Threshold Level, You Will Receive At Maturity Less, And Up To 90% Less, Than The Original Offering Price Of Your Securities.

We will not repay you a fixed amount on the securities on the stated maturity date. The redemption amount will depend on the direction of and percentage change in the ending level of the Index relative to the starting level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the redemption amount you receive may be more or less and possibly significantly less, than the original offering price of your securities.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index to the extent it is below the threshold level (expressed as a percentage of the starting level). The threshold level is 90% of the starting level. As a result, you may receive less, and up to 90% less, than the original offering price per security at maturity even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

Even if the ending level is greater than the starting level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Canadian Imperial Bank of Commerce or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.

The opportunity to participate in the possible increases in the level of the Index through an investment in the securities will be limited because the redemption amount will not exceed the capped value. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels exceeding the ending level at which the capped value is reached.

Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.

Your return on the securities will not reflect the return you would realize if you actually owned the securities included in the Index and received the dividends and other payments paid on those securities. This is in part because the redemption amount payable at stated maturity will be determined by reference to the ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends and other payments paid on those securities. In addition, the redemption amount will not be greater than the capped value.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, because it is possible that the securities may be classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid forward contracts, you may be required to accrue interest income over the term of your securities. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities.”

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Underwriting Discount And Commission, Structuring And Development Costs And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the underwriting discount and commission paid in connection with the initial distribution, the structuring and development costs and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in

PRS-8

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Risk Factors (Continued)

consideration for assuming the risks inherent in hedging our obligations under the securities. Any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, any such price may differ from values determined by pricing models used by Wells Fargo Securities, as a result of dealer discounts, mark-ups or other transaction costs. The price at which Wells Fargo Securities or any other potential buyer may be willing to buy your securities will also be affected by the participation rate, the capped value and by the market and other conditions discussed in the next risk factor.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•

Index Performance. The value of the securities prior to maturity will depend substantially on the level of the Index. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above its starting level.

•	Capped Value. We anticipate that the value of the securities will always be at a discount to the capped value.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

•

Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current level of the Index.

•	Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index.

•

Events Involving Companies Included In The Index. General economic conditions and earnings results of the companies whose stocks are included in the Index and real or anticipated changes in those conditions or results may affect the value of the securities. Additionally, as a result of a merger or acquisition, one or more of the stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

PRS-9

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Risk Factors (Continued)

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

The trading prices of the securities included in the Index will determine the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the ending level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the Index do not provide an indication of the future performance of the Index.

Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the Index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the Index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the securities and the redemption amount payable at maturity. The Index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the ending level and the value of the securities. We are not affiliated with any of the companies included in the Index. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to the redemption amount to be paid to you at maturity.

We, Wells Fargo Securities And Our Respective Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We, Wells Fargo Securities and our respective affiliates are not affiliated in any way with the Index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the Index sponsor and the Index contained herein from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Index and the Index sponsor. The Index sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of the securities.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation date. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the postponed calculation date and (ii) the initial stated maturity date.

One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the ending level and determining whether a market disruption event has occurred. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Research Reports And Other Transactions May Create Conflicts Of Interest.

We, Wells Fargo Securities or one or more of our respective affiliates may, at present or in the future, publish research reports on the Index or companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the securities.

PRS-10

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Risk Factors (Continued)

In addition, we, Wells Fargo Securities or one or more of our respective affiliates may, at present or in the future, engage in business with companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us, Wells Fargo Securities and our respective affiliates, and you. In the course of that business, we, Wells Fargo Securities or any of our respective affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If we, Wells Fargo Securities or any of our respective affiliates do acquire such non-public information, we and Wells Fargo Securities are not obligated to disclose such non-public information to you.

For the foregoing reasons, you should not rely on the views expressed by us, Wells Fargo Securities or our respective affiliates.

Trading And Other Transactions By Us, Wells Fargo Securities Or Our Respective Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Securities.

From time to time, as part of our general financial risk management, we may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or our hedge counterparties may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. We expect to hedge our obligations under the securities through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty.

To the extent that we or our hedge counterparties have a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to those securities, we or our hedge counterparties may liquidate a portion of such holdings at or about the calculation date or at or about the time of a change in the securities included in the Index. Certain activity by us or our hedge counterparties described above can potentially increase or decrease the prices of the securities included in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses of our hedge counterparties cannot be ascertained until the hedge is closed out and any offsetting position or positions are taken into account. Our hedge counterparties may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction.

We, Wells Fargo Securities or one or more of our respective affiliates may also engage in trading in the securities included in the Index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the securities.

In addition, we, Wells Fargo Securities or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We, Wells Fargo Securities or one or more of our respective affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we or they could receive substantial returns with respect to those positions while the value of your security may decline.

We, Wells Fargo Securities or one or more of our respective affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we, Wells Fargo Securities or one or more of our respective affiliates could adversely affect the value of the securities.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to

PRS-11

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Risk Factors (Continued)

withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Income Tax Matters.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that does not adversely affect investors. For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement dated September 25, 2012. You should consult your tax advisor with respect to your own particular situation.

PRS-12

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 112% or $1,120 per security (the midpoint of the specified range of the capped value), a hypothetical starting level of 1492.56, a term to maturity of approximately 1.5 years and a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per security;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
2238.84	50.00%	$1,120.00	12.00%	7.87%
2089.58	40.00%	$1,120.00	12.00%	7.87%
1791.07	20.00%	$1,120.00	12.00%	7.87%
1716.44	15.00%	$1,120.00	12.00%	7.87%
1641.82	10.00%	$1,120.00	12.00%	7.87%
1582.11	6.00%	$1,120.00	12.00%	7.87%
1567.19	5.00%	$1,100.00	10.00%	6.47%
1492.56(2)	0.00%	$1,000.00	0.00%	0.00%
1343.30	-10.00%	$1,000.00	0.00%	0.00%
1328.38	-11.00%	$990.00	-1.00%	-0.67%
1119.42	-25.00%	$850.00	-15.00%	-10.57%
746.28	-50.00%	$600.00	-40.00%	-31.39%
373.14	-75.00%	$350.00	-65.00%	-59.19%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The hypothetical starting level. The actual starting level will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting level, ending level and capped value.

PRS-13

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical capped value of 112% or $1,120 per security (the midpoint of the specified range for the capped value) and assuming hypothetical starting levels and ending levels as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Hypothetical starting level: 1492.56

Hypothetical ending level: 1552.26

Since the hypothetical ending level is greater than the hypothetical starting level, the redemption amount would equal:

On the stated maturity date you would receive $1,080.00 per security.

Example 2. Redemption amount is equal to the capped value:

Hypothetical starting level: 1492.56

Hypothetical ending level: 1641.82

The redemption amount would be equal to the capped value since the capped value is less than:

On the stated maturity date you would receive $1,120.00 per security.

In addition to limiting your return on the securities, the capped value limits the positive effect of the participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Index at a rate of 200% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending levels that are greater than 106% of the starting level (assuming a capped value of 112% or $1,120 per security, the midpoint of the specified range for the capped value) since your return on the securities for any ending level greater than 106% of the starting level will be limited to the capped value.

Example 3. Redemption amount is equal to the original offering price:

Hypothetical starting level: 1492.56

Hypothetical ending level: 1417.93

Hypothetical threshold level: 1343.30, which is 90% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level, but not by more than 10%, you would not lose any of the original offering price of your securities.

On the stated maturity date you would receive $1,000 per security.

PRS-14

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Hypothetical Payments at Stated Maturity (Continued)

Example 4. Redemption amount is less than the original offering price:

Hypothetical starting level: 1492.56

Hypothetical ending level: 1044.79

Hypothetical threshold level: 1343.30, which is 90% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level by more than 10%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

On the stated maturity date you would receive $800.00 per security.

To the extent that the starting level, ending level and capped value differ from the values assumed above, the results indicated above would be different.

PRS-15

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Additional Terms of the Securities

Canadian Imperial Bank of Commerce will issue the securities as part of a series of senior unsecured debt securities entitled “Senior Global Medium-Term Notes (Structured Notes),” which is more fully described in the accompanying prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Calculation Agent

CIBC World Markets Inc., one of our subsidiaries, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. See “Risk Factors—One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.” We may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

—	determine whether a market disruption event has occurred;

—	determine the ending level under certain circumstances;

—	determine if adjustments are required to the closing level of the Index under various circumstances; and

—	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)

the occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise;

(B)

the occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise;

(C)

the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant exchanges at any time during the one-hour period that ends at the close of trading on that day;

(D)

the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day;

(E)

the closure on any exchange business day of the relevant exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the close of trading on that day; or

(F)	the relevant exchange for any security underlying the Index or successor equity index or any related exchange fails to open for trading during its regular trading session.

PRS-16

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Additional Terms of the Securities (Continued)

For purposes of determining whether a market disruption event has occurred:

(1)

the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of the Index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” means the scheduled closing time of the relevant exchanges with respect to the securities underlying the Index or any successor equity index;

(3)

the “scheduled closing time” of any relevant exchange or related exchange on any trading day for the Index or any successor equity index means the scheduled weekday closing time of such relevant exchange or related exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)

an “exchange business day” means any trading day for the Index or any successor equity index on which each relevant exchange for the securities underlying the Index or any successor equity index and each related exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant exchange or related exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on the calculation date, such calculation date will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation date, that eighth trading day shall be deemed to be the calculation date. If the calculation date has been postponed eight trading days after the originally scheduled calculation date and a market disruption event occurs or is continuing on such eighth trading day, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any of the relevant securities, if a market disruption event has occurred, its good faith estimate of the value of such securities at the scheduled closing time on the relevant exchanges) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant exchange traded or quoted price of such security as of the close of trading on such date.

Adjustments to the Index

If at any time a sponsor or publisher of the Index (the “Index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the change, but using only those securities that comprised the Index immediately prior to that change. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the Index sponsor discontinues publication of the Index, and such Index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Canadian Imperial Bank of Commerce, the calculation agent will substitute the successor equity index as calculated by the relevant Index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor equity index, Canadian Imperial Bank of Commerce will cause notice to be given to holders of the securities.

In the event that the Index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, the calculation date and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

PRS-17

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Additional Terms of the Securities (Continued)

If on the calculation date the Index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the Index sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

Events of Default and Acceleration

If an event of default (as described in the accompanying prospectus) with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the redemption amount, calculated as provided herein. The redemption amount will be calculated as though the date of acceleration were the calculation date.

PRS-18

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

The S&P 500 Index

We obtained all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or “S&P”), the Index sponsor. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the S&P 500 Index in connection with the offer and sale of the securities.

According to publicly available information, on July 2, 2012, The McGraw-Hill Companies, Inc., which owned the S&P Indices business, and CME Group, Inc., which is a 90% owner of the joint venture that owned the Dow Jones Indexes business, announced the launch of a new joint venture, S&P Dow Jones Indices. S&P Dow Jones Indices owns the S&P Indices business, including the S&P 500 Index, and the Dow Jones Indexes business.

General

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. The S&P 500 Index covers approximately 75% of the United States equity market by market capitalization.

The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the financial viability of the particular company, the market capitalization of that company ($4 billion or greater), the contribution of that company to the index’s sector balance, and the market value and trading activity of the common stock of that company. Continued index membership is not necessarily subject to these guidelines. S&P aims to minimize unnecessary turnover and each removal is determined on a case-by-case basis. Companies that substantially violate one or more of criteria for index inclusion and companies that no longer meet the inclusion criteria as a result of a merger, acquisition or significant restructuring will be considered for removal.

The S&P 500 Index does not reflect the payment of dividends on the stocks underlying it.

Computation of the S&P 500 Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the S&P 500 Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the S&P 500 Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its Market Value). Currently, S&P calculates the S&P 500 Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P 500 Index is proportional to its float-adjusted market value. Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

PRS-19

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

The S&P 500 Index (Continued)

Where holdings in one of these groups exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are also not part of the float.

Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies are part of the float. Also included in the float are shares held in a trust to allow investors in countries outside the country of domicile, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class that can be converted by shareholders to a listed class without undue delay and cost.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by: dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights. In these cases, the stock price is based on one class, usually the most liquid class, and the share count is based on the total shares outstanding.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all the component stocks relative to the S&P 500 base period of 1941-43. The daily calculation of the S&P 500 Index is computed by dividing the Market Value of the S&P 500 component stocks by the index divisor.

The S&P 500 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P 500 constituents’ share capital after the base period of 1941-43 with the index value as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. Corporate actions (such as stock splits, stock dividends, spin-offs and rights offerings) are applied after the close of trading on the day before the ex-date. Share changes resulting from exchange offers are applied on the ex-date.

To prevent the level of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

PRS-20

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

The S&P 500 Index (Continued)

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P 500 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares due to its acquisition of another public company are made as soon as reasonably possible. Changes in a company’s shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are also made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement

We and S&P Dow Jones Indices LLC have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the S&P 500 Index in connection with the issuance of the securities.

The license agreement between us and S&P Dow Jones Indices LLC provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, S&P Financial Services LLC, any of their respective affiliates (collectively, “S&P/Dow Jones”) or their third party licensors. Neither S&P/Dow Jones nor its third party licensors make any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500 Index to track general stock market performance. S&P/Dow Jones and its third party licensors’ only relationship to Canadian Imperial Bank of Commerce with respect to the S&P 500 Index is the licensing of the S&P 500 Index and certain trademarks, servicemarks and/or trade names of S&P/Dow Jones and/or its third party licensors. The S&P 500 Index is determined, composed and calculated by S&P/Dow Jones or its third party licensors without regard to Canadian Imperial Bank of Commerce or the securities. S&P/Dow Jones and its third party licensors have no obligation to take the needs of Canadian Imperial Bank of Commerce or the owners of the securities into consideration in determining, composing or calculating the S&P 500 Index. Neither S&P/Dow Jones nor its third party licensors are responsible for and have not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities, or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P/Dow Jones and its third party licensors have no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P/Dow Jones is not an investment advisor. Inclusion of a security within the S&P 500 Index is not a recommendation by S&P/Dow Jones to buy, sell, or hold such security, nor is it considered to be investment advice.

PRS-21

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

The S&P 500 Index (Continued)

NEITHER S&P/DOW JONES NOR ITS THIRD PARTY LICENSORS GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P/DOW JONES AND ITS THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P/DOW JONES AND ITS THIRD PARTY LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY CANADIAN IMPERIAL BANK OF COMMERCE, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P/DOW JONES OR ITS THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P/DOW JONES AND CANADIAN IMPERIAL BANK OF COMMERCE, OTHER THAN THE LICENSORS OF S&P/DOW JONES.”

Historical Data

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the level of the S&P 500 Index at any time from Bloomberg under the symbol “SPX” or from the S&P Dow Jones Indices website at www.standardandpoors.com. No information contained on the S&P Dow Jones Indices website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2003 to January 22, 2013. The closing level on January 22, 2013 was 1492.56.

PRS-22

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

The S&P 500 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2003 through December 31, 2012 and for the period from January 1, 2013 to January 22, 2013.

	High	Low	Last
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1011.66	858.48	974.50
Third Quarter	1039.58	965.46	995.97
Fourth Quarter	1111.92	1018.22	1111.92
2004
First Quarter	1157.76	1091.33	1126.21
Second Quarter	1150.57	1084.10	1140.84
Third Quarter	1129.30	1063.23	1114.58
Fourth Quarter	1213.55	1094.81	1211.92
2005
First Quarter	1225.31	1163.75	1180.59
Second Quarter	1216.96	1137.50	1191.33
Third Quarter	1245.04	1194.44	1228.81
Fourth Quarter	1272.74	1176.84	1248.29
2006
First Quarter	1307.25	1254.78	1294.83
Second Quarter	1325.76	1223.69	1270.20
Third Quarter	1339.15	1234.49	1335.85
Fourth Quarter	1427.09	1331.32	1418.30
2007
First Quarter	1459.68	1374.12	1420.86
Second Quarter	1539.18	1424.55	1503.35
Third Quarter	1553.08	1406.70	1526.75
Fourth Quarter	1565.15	1407.22	1468.36
2008
First Quarter	1447.16	1273.37	1322.70
Second Quarter	1426.63	1278.38	1280.00
Third Quarter	1305.32	1106.39	1166.36
Fourth Quarter	1161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1071.66	879.13	1057.08
Fourth Quarter	1127.78	1025.21	1115.10
2010
First Quarter	1174.17	1056.74	1169.43
Second Quarter	1217.28	1030.71	1030.71
Third Quarter	1148.67	1022.58	1141.20
Fourth Quarter	1259.78	1137.03	1257.64
2011
First Quarter	1343.01	1256.88	1325.83
Second Quarter	1363.61	1265.42	1320.64
Third Quarter	1353.22	1119.46	1131.42
Fourth Quarter	1285.09	1099.23	1257.60
2012
First Quarter	1416.51	1277.06	1408.47
Second Quarter	1419.04	1278.04	1362.16
Third Quarter	1465.77	1334.76	1440.67
Fourth Quarter	1461.40	1353.33	1426.19
2013
January 1, 2013 to January 22, 2013	1492.56	1457.15	1492.56

PRS-23

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Use of Proceeds and Hedging

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Canadian Imperial Bank of Commerce associated with its obligation to pay at maturity the redemption amount of the securities. The original offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the projected profit that our hedge counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities.

We expect to hedge our obligations under the securities through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, this hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors—Trading And Other Transactions By Us, Wells Fargo Securities Or Our Respective Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Securities”, “—The Underwriting Discount And Commission, Structuring And Development Costs And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities” and “—Research Reports And Other Transactions May Create Conflicts Of Interest” for a discussion of these adverse effects.

PRS-24

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Supplemental Plan of Distribution

The securities are being purchased by Wells Fargo Securities as principal, pursuant to a distribution agreement between Wells Fargo Securities and us. We have agreed to pay certain of Wells Fargo Securities’ expenses in connection with the offering of the securities.

From time to time, Wells Fargo Securities and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, Wells Fargo Securities or one of its affiliates may be our swap counterparty for a hedge relating to our obligations under the securities.

In the future, Wells Fargo Securities and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise.

Wells Fargo Securities has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.

Wells Fargo Securities proposes to offer the securities to certain securities dealers at the original offering price set forth on the cover page of this pricing supplement less a selling concession of $2.50 per security.

If the securities were priced today, the underwriting discount and commission and structuring and development costs would total approximately $5.00 per security. The actual underwriting discount and commission and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commissions and structuring and development costs together exceed $10.00 per security.

The original offering price of the securities includes the underwriting discount and commissions, the structuring and development costs received by Wells Fargo Securities and the projected profit that our hedge counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We expect to hedge our obligations through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The underwriting discount and commission, structuring and development costs and projected profit of our hedge counterparties reduce the economic terms of the securities. In addition, the fact that the original offering price includes these items is expected to adversely affect the secondary market prices of the securities. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transaction. See “Use of Proceeds and Hedging” on page PRS-24.

The securities are new issues of securities with no established trading markets. The securities will not be listed on a national securities exchange. Wells Fargo Securities may make a market for the securities, as applicable laws and regulations permit, but is not obligated to do so and may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the securities.

Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent any secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Canadian Imperial Bank of Commerce has agreed to indemnify Wells Fargo Securities against certain liabilities, including liabilities under the Securities Act of 1933.

No action has been or will be taken by Canadian Imperial Bank of Commerce, Wells Fargo Securities or any broker-dealer affiliates of either Canadian Imperial Bank of Commerce or Wells Fargo Securities that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Canadian Imperial Bank of Commerce, Wells Fargo Securities or any broker-dealer affiliates of either Canadian Imperial Bank of Commerce or Wells Fargo Securities.

For the following jurisdictions, please note specifically:

Argentina

Canadian Imperial Bank of Commerce’s Senior Global Medium-Term Notes (Structured Notes) program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

PRS-25

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Supplemental Plan of Distribution (Continued)

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

PRS-26

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

•

an administrative or statutory exemption applies to their purchase and holding of the securities and the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

PRS-27

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

ERISA Considerations (Continued)

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

PRS-28

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “Certain Income Tax Consequences—United States Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the securities. It applies only to an initial investor who holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the securities;

•	investors holding the securities as part of a “straddle,” conversion transaction or constructive sale transaction;

•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of securities.

We will not attempt to ascertain whether any of the issuers of the shares that constitute the underlying Index (the shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code. If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or retirement of the securities. Potential investors considering an investment in the securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address any tax consequences to an investor other than the U.S. federal tax consequences, and so, for example, does not address the potential application of the provision of the Code known as the Medicare contribution tax.

Tax Treatment of the Securities

In the opinion of our counsel, Mayer Brown LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing the securities, each holder agrees (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of

PRS-29

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

United States Federal Tax Considerations (Continued)

an investment in the securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale or exchange of the securities, or upon retirement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the securities that are sold, exchanged or retired. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities. Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or retirement the U.S. Holder has held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though we will not be required to make any payment with respect to the securities prior to maturity. In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

PRS-30

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

United States Federal Tax Considerations (Continued)

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States. Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities.

Sale, Exchange or Retirement of the Securities. A Non-U.S. Holder of the securities generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of a security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the securities are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. A Non-U.S. Holder (or financial institution holding the securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

PRS-31

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index due August , 2014

Certain Canadian Federal Income Tax Considerations

The following summary applies to an investor who acquires ownership of a security pursuant to this pricing supplement and who, for purposes of the Income Tax Act (Canada”) (the “Canadian Tax Act”) and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length and is not affiliated with CIBC or any transferee resident (or deemed to be resident) in Canada to whom the investor disposes of the security; (c) does not use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest or principal) made on the security; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the “thin capitalization” rule contained in the Canadian Tax Act (a “Non-Resident Holder”). This summary is supplemental to the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement and a Non-Resident Holder should carefully read that description as well.

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, a Non-Resident Holder will not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-32